Exhibit 16.2

October 12, 2017

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, D.C.20549

Re: MicroChannel Technologies Corporation

CIK# 0001413488

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by MicroChannel Technologies Corporation in Item 4.01 of its Form 8-K dated on or around October 12, 2017, captioned “Changes in Registrant’s Certifying Accountant.”

/S/ PETERSON SULLIVAN LLP